UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2004 (August 9, 2004)

National Health Investors, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-41863	62-1470956
(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street, Suite 1202
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 4. Change in Registrant's Certifying Accountants

On June 9, 2004, as previously disclosed in a Form 8-K, Ernst & Young LLP advised the Company that such firm will resign as the Company's auditors upon completion of its review of the interim financial information for the second quarter of 2004 and filing of the Company's quarterly report on Form 10-Q for the quarter ending June 30, 2004. Ernst & Young's resignation was effective upon completion of its review and the filing of the Company's Form 10-Q on August 9, 2004.

The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Because the resignation of Ernst & Young LLP did not involve any disagreement with the Company, the Company's Audit Committee was not required to take any action regarding the resignation, other than to commence a search for a new auditing firm.

During the Company's most recent two fiscal years and from January 1, 2004 through August 9, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with its report.

During the Company's most recent two fiscal years and from January 1, 2004 through August 9, 2004, there were no "reportable events" as such term is described in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided a copy of this Report to Ernst & Young LLP and requested that Ernst & Young LLP furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company in response to this item and, if not, stating the respects in which it does not agree. A copy of that letter is filed as Exhibit 16 to this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Investors, Inc.

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By:/s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: August 16, 2004

Exhibit Index

Number	Exhibit
16	Letter to Securities and Exchange Commission

EXHIBIT 16

August 16, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 16, 2004, of National Health Investors, Inc. and are in agreement with the statements contained in the first, second, fourth, fifth and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP